Exhibit 4.2

PROJECT SAPPHIRE – ACQUISITION FACILITIES
€400,000,000 ADDITIONAL FACILITY AW ACCESSION AGREEMENT

To:	The Bank of Nova Scotia as Facility Agent and Security Agent

From:
The persons listed in Schedule 1 to this Additional Facility AW Accession Agreement (the Additional Facility AW Lenders, such defined term to include any lender which becomes a New Lender in respect of Facility AW, by the execution of a Novation Certificate substantially in the form set out in Schedule 3 (Novation Certificate) to this Additional Facility AW Accession Agreement).

Date: 20 August 2020
UPC Broadband Holding B.V. – Credit Agreement dated 16 January 2004 as amended from time to time (the Credit Agreement)

1.	In this Additional Facility AW Accession Agreement:
Bidder means UPC Schweiz GmbH or another wholly owned Subsidiary of UPC Broadband Holding B.V.
Commitment Letter means the commitment letter dated 12 August 2020 between, among others, UPC Broadband Holding B.V., UPC Financing Partnership and certain Mandated Lead Arrangers and Underwriters (each as defined therein).
Existing Interest Period means, in relation to a Facility AW Advance, the Interest Period which is current, as at the Utilisation Date in relation to that Facility AW Advance, in respect of the outstanding Advance under Facility AU (as defined in the Additional Facility AU Accession Agreement dated 31 January 2020 between, among others, UPC Broadband Holding B.V. and the Facility Agent).
Facility AW means the €400,000,000 term loan facility made available under this Additional Facility AW Accession Agreement.
Facility AW Advance means each Euro denominated advance made to UPC Broadband by the Additional Facility AW Lenders under Facility AW.
Facility AW Commitment means, in relation to an Additional Facility AW Lender, the amount in Euro set opposite its name under the heading “Facility AW Commitment” in Schedule 1 (Additional Facility AW Lenders and Commitments) of this Additional Facility AW Accession Agreement and any such Facility AW Commitment transferred to it or assumed by it under the Credit Agreement, in each case, to the extent not cancelled, reduced or transferred by it under the Credit Agreement.
Facility B-1 (EUR) means the Euro denominated term loan facility to be issued with a margin of 3.50%, with a final maturity date of 31 January 2029 and made available under the Refinancing Facilities Agreement.
Fee Letter means the fee letter dated 12 August 2020 between UPC Financing Partnership, UPC Broadband Holding B.V. and certain Mandated Lead Arrangers and Underwriters (each as defined therein).
FMIA means the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (Bundesgesetz über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel, Finanzmarktinfrastrukturgesetz, FinfraG) of 19 June 2015.

Initial Offer means the public tender offer by the Bidder for all publicly held Target Shares as pre-announced by means of the Pre-Announcement (as amended from time to time) and as set forth in the Transaction Agreement and the Prospectus.
Initial Offer Closing Date means the date on which the settlement of the Initial Offer occurs.
Liberty Global Reference Agreement means any or all of:

(i)	the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent;

(ii)	the credit agreement dated 24 May 2019 between (among others) DLG Acquisitions Limited as parent and National Westminster Bank plc as facility agent;

(iii)	the credit agreement dated 7 June 2013 between, among others, Virgin Media Investment Holdings Limited as company and The Bank of Nova Scotia as facility agent;

(iv)	the credit agreement dated 1 August 2007 between, among others, Telenet NV as borrower and The Bank of Nova Scotia as facility agent;

(v)	the indenture dated 18 October 2017 in respect of the $550,000,000 5.500% senior notes due 2028 issued by UPC Holding B.V.;

(vi)
the indenture dated 13 December 2017 in respect of the $1,000,000,000 5.500% senior secured notes due 2028 and €600,000,000 3.500% senior secured notes due 2028 issued by Telenet Finance Luxembourg Notes S.à r.l.;

(vii)
the indenture dated 28 October 2019 in respect of $700,000,000 aggregate principal amount of 4.875% senior secured notes due 2030 and €502,500,000 aggregate principal amount of 2.875% senior secured notes due 2030 issued by Ziggo B.V.;

(viii)
the facilities agreement dated 4 November 2019 between (among others) VZ Financing I B.V. as borrower, VZ Vendor Financing B.V. as lender and The Bank of New York Mellon, London Branch acting as administrator, in respect of the advance of certain proceeds of the €701,700,000 2.500% vendor financing notes due 2024 issued by VZ Vendor Financing B.V.;

(ix)
the indenture dated 11 February 2020 in respect of $500,000,000 aggregate principal amount of 5.125% senior notes due 2030 and €900,000,000 aggregate principal amount of 3.375% senior notes due 2030 issued by Ziggo Bond Company B.V.;

(x)	the indenture dated 22 June 2020 in respect of €500,000,000 aggregate principal amount of 3.750% senior notes due 2030 issued by Virgin Media Finance plc;

(xi)
the facilities agreement dated 24 June 2020 in respect of the advance of certain proceeds of the $500,000,000 5.000% vendor financing notes due 2028 issued by Virgin Media Vendor Financing Notes IV Designated Activity Company; and

(xii)
the indenture dated 29 June 2020 in respect of £450,000,000 aggregate principal amount of 4.125% senior secured notes due 2030 and $650,000,000 aggregate principal amount of 4.500% senior secured notes due 2030 issued by Virgin Media Secured Finance plc,

(in each case as amended from time to time up to the date of this Additional Facility AW Accession Agreement).
Longstop Date means the date falling 18 months after the date on which UPC Broadband Holding B.V. and UPC Financing Partnership countersign the Commitment Letter.
Majority Additional Facility AW Lenders means Additional Facility AW Lenders, the aggregate of whose Facility AW Commitments exceeds 50 per cent. of the Total Additional Facility AW Commitments.
Merger Squeeze Out Procedure means the merger of the Bidder or of a Subsidiary of the Bidder with the Target, as implemented by the Bidder after having acquired 90 per cent. or more, but less than 98 per cent. of the Target Shares in accordance with the Swiss Federal Act on Merger, Demerger, Conversion and Transfer of Assets and Liabilities (Fusionsgesetz) of 3 October 2003.
Offer Expiry Date means the date on which the Initial Offer may no longer be completed due to a final non-satisfaction of any condition to which the Initial Offer is subject in accordance with its terms or as a result of the Initial Offer being withdrawn, lapsing or otherwise terminating.
Pre-Announcement means the pre-announcement of the Initial Offer to be made by or on behalf of the Bidder in accordance with Article 5 et sqq. of the Swiss Takeover Ordinance.
Prospectus means the offer prospectus setting out the terms and conditions of the Initial Offer in the form approved by and registered with the Swiss Takeover Board in accordance with the Swiss Takeover Rules.
Refinancing Facilities Agreement means the facilities agreement to be entered into by, among others, NewCo I B.V. as borrower and The Bank of Nova Scotia as the facility agent and the security agent.
Squeeze Out Closing Date means, in relation to a Squeeze Out Procedure, the date on which the Squeeze Out Payments in respect of the Squeeze Out Procedure fall due.
Squeeze Out Payments means, in relation to a Squeeze Out Procedure, the payments required to be made in order to consummate that Squeeze Out Procedure.
Squeeze Out Procedure means either: (i) the Merger Squeeze Out Procedure; or (ii) the Two Per Cent Squeeze Out Procedure.
Swiss Takeover Board means the Takeover Board established under the FMIA.
Swiss Takeover Ordinance means the Ordinance of the Swiss Takeover Board on Public Takeover Offers (Verordnung der Übernahmekommission über öffentliche Kaufangebote) of 21 August 2008.
Swiss Takeover Rules means the FMIA, the Swiss Ordinance on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (Verordnung über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel) of 25 November 2015, the Swiss Ordinance of the Swiss Financial Market Supervisory Authority on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (Verordnung der Eidgenössischen Finanzmarktaufsicht über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel) of 3 December 2015 and the Swiss Takeover Ordinance.
Target means Sunrise Communications Group AG, a Swiss corporation (Aktiengesellschaft) with its registered office in Glattpark (Opfikon), Switzerland.

Target Shares means shares in the Target and all rights relating to such shares.
Total Additional Facility AW Commitments means, at any time, the aggregate of the Facility AW Commitments.
Transaction Agreement means the agreement entered into by Liberty Global Plc and the Target in respect of the terms of the Initial Offer executed on the date of or immediately prior to the date of the Pre-Announcement.
Transformative Acquisition means any acquisition or investment which is either not permitted by the Credit Agreement or, if permitted, is such that the Credit Agreement would not provide the Borrower Group with adequate flexibility for the continuation of its combined operations (as determined by UPC Broadband Holding B.V. acting in good faith).
Two Per Cent. Squeeze Out Procedure means the exercise by the Bidder of squeeze out rights exercisable upon the Bidder having acquired more than 98 per cent. (but less than 100 per cent.) of the voting rights in the Target according to art. 137 FMIA.
UPC Broadband means UPC Broadband Holding B.V.

2.
Unless otherwise defined in this Additional Facility AW Accession Agreement, terms defined in the Credit Agreement shall have the same meaning in this Additional Facility AW Accession Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Additional Facility AW Accession Agreement as though they were set out in full in this Additional Facility AW Accession Agreement.

3.
We refer to Clause 2.3 (Additional Facilities) of the Credit Agreement. This Additional Facility AW Accession Agreement is an Additional Facility Accession Agreement for the purposes of the Credit Agreement.

4.
This Additional Facility AW Accession Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility AW Lenders that it has received the documents and evidence set out in Schedule 2 (Conditions Precedent Documents) to this Additional Facility AW Accession Agreement, in each case, in form and substance satisfactory to it (acting reasonably) or, as the case may be, the requirement to provide any such documents or evidence has been waived by the Facility Agent on behalf of the Majority Additional Facility AW Lenders (the Effective Date). The Facility Agent must give this notification to UPC Broadband and the Additional Facility AW Lenders promptly upon being so satisfied.

5.	We, the Additional Facility AW Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.3 (Additional Facilities) of the Credit Agreement; and

(b)
to become party to the Intercreditor Agreement as Senior Lenders and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity of Senior Lender, as if we had been an original party to the Intercreditor Agreement.

6.	The Additional Facility AW Lenders will only be obliged to participate in any Facility AW Advance if on the proposed Utilisation Date:

(a)
the representations and warranties in Clause 18.2 (Status) to Clause 18.5 (Non-violation) (inclusive) of the Credit Agreement to be made by UPC Broadband are true, in respect of UPC Broadband only, (in all material respects in the case of any representation to which a materiality test is not already applied in accordance with its terms) in each case by reference to the facts and circumstances then subsisting; and

(b)	it is not unlawful in any applicable jurisdiction for that Additional Facility AW Lender to perform any of its obligations to fund or participate in that Facility AW Advance.

7.
No Utilisation of Facility AW may occur unless the Facility Agent has received in form and substance satisfactory to it (acting reasonably) or, as the case may be, the requirement to provide such confirmation has been waived by the Facility Agent on behalf of the Majority Additional Facility AW Lenders:

(a)
confirmation (in writing) from the Bidder or UPC Broadband to the Facility Agent that all conditions to the Initial Offer (as such conditions may be amended by the Bidder in its sole discretion) have been satisfied or waived by the Bidder in its sole discretion; and

(b)
confirmation (in writing) from the Bidder or UPC Broadband to the Facility Agent that a minimum acceptance under the Initial Offer of at least 50.1% of the Target Shares has been obtained by the Bidder.

8.	During the Additional Facility Availability Period for Facility AW, none of the Additional Facility AW Lenders, the Facility Agent and the other Finance Parties shall be entitled to:

(a)	cancel any of its Facility AW Commitments;

(b)
rescind, terminate or cancel this Additional Facility AW Accession Agreement, the Credit Agreement or any of the other Finance Documents or Facility AW or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of any Facility AW Advance;

(c)	refuse to participate in the making of any Facility AW Advance;

(d)	exercise any right of set off or counterclaim or similar right or remedy in respect of a Utilisation to the extent to do so would prevent or limit the making of any Facility AW Advance;

(e)
cancel, accelerate or cause repayment or prepayment of any amounts owing under this Additional Facility AW Accession Agreement, the Credit Agreement or any other Finance Document or exercise any enforcement rights under any Security Document to the extent to do so would prevent or limit the making of any Facility AW Advance; or

(f)
take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of any Facility AW Advance, provided that immediately upon the expiry of the Additional Facility Availability Period for Facility AW, all such rights, remedies and entitlements shall be available to the Additional Facility AW Lenders, the Facility Agent and the other Finance Parties notwithstanding that they may not have been used or been available for use during the Additional Facility Availability Period for Facility AW.

9.
The Additional Facility Commitment in relation to an Additional Facility AW Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility AW Commitment.

10.	Any interest due in relation to Facility AW will be payable on the last day of each Interest Period and otherwise in accordance with Clause 11 (Interest) of the Credit Agreement.

11.
The Additional Facility Availability Period for Facility AW shall be the period from and including the Effective Date up to and including the earlier of (a) the date which falls 5 Business Days after the Initial Offer Closing Date, (b) the Offer Expiry Date and (c) the Longstop Date, provided that if on the Initial Offer Closing Date the Bidder holds less than 100% of the voting rights in the Target, the Additional Facility Availability Period shall be extended to the date falling twelve months after the Initial Offer Closing Date (provided that, notwithstanding any such extension, the Additional Facility Availability Period for Facility AW shall end on a date no later than the Longstop Date) (or any other date agreed between the Additional Facility AW Lenders and UPC Broadband), inter alia, for the purpose of financing any payments to be made to holders of the Target Shares that are not tendered in the Initial Offer, whether by way of market purchases or implementing a Squeeze Out Procedure or for the purpose of refinancing payments previously made to holders of the Target Shares where such previously made payments were not made using funds drawn under Facility AW. At the end of the Additional Facility Availability Period for Facility AW, the Available Commitments in respect of Facility AW shall automatically be cancelled and the Available Commitments in respect of Facility AW for each Additional Facility AW Lender shall automatically be reduced to zero.

12.
Facility AW may be drawn by up to twenty Advances (or any other number of Advances agreed between the Additional Facility AW Lenders and UPC Broadband) and no more than twenty Requests (or any other number of Requests agreed between the Additional Facility AW Lenders and UPC Broadband) may be made in respect of Facility AW under the Credit Agreement.

13.

(a)
Subject to paragraph (b) below, the first Interest Period to apply to each Facility AW Advance will be a period running from the Utilisation Date in respect of that Facility AW Advance up to (and including) the last Business Day of the Existing Interest Period, and thereafter shall be determined in accordance with Clause 11.2 (Selection of Interest Periods) of the Credit Agreement.

(b)
If the Existing Interest Period has less than one month until expiry, the first Interest Period in relation to the relevant Facility AW Advance will be the unexpired portion of the Existing Interest Period plus an additional six months.

(c)	In respect of the first Interest Period to apply to each Facility AW Advance only, EURIBOR shall mean the EURIBOR rate as determined in respect of the Existing Interest Period.

14.
Each Facility AW Advance will be used for general corporate purposes and/or working capital purposes, including without limitation, the funding of the Acquisition (as defined in the Commitment Letter), the redemption, refinancing, repayment or prepayment of any existing indebtedness of the Borrower Group and/or the payment of any fees and expenses in connection with Facility AW and the other transactions related thereto.

15.	The Final Maturity Date in respect of Facility AW will be 31 January 2029 or such other date agreed between the Additional Facility AW Lenders and UPC Broadband.

16.	Each outstanding Facility AW Advance will be repaid in full on the Final Maturity Date in respect of Facility AW.

17.	The Margin in relation to Facility AW is 3.50 per cent. per annum or such other rate agreed between the Additional Facility AW Lenders and UPC Broadband.

18.	The Borrower in relation to Facility AW is UPC Broadband.

19.	Facility AW is made available as a term loan.

20.
The interest rate for Facility AW will be calculated in accordance with Clause 11.1 (Interest rate) of the Credit Agreement, being the sum of EURIBOR and the applicable Margin. For the avoidance of doubt, each party to this Additional Facility AW Accession Agreement accepts and acknowledges that EURIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement and that if, at the time of calculation, the rate is determined to be below zero per cent., then EURIBOR will be deemed to be zero per cent and, provided further that, in relation to the first Interest Period to apply to each Facility AW Advance, EURIBOR shall mean the EURIBOR rate calculated for the Existing Interest Period.

21.
Each Facility AW Advance shall be issued at 98.50% of par provided that no original issue discount shall be payable on any Facility AW Advance arising from an increase in the Facility AW Commitments effected in accordance with paragraph 7 (AW OID Fees Funding) of the Fee Letter.

22.	If on or prior to the date falling 6 months after the first Utilisation Date of Facility AW (but not otherwise) UPC Broadband:

(a)
makes any prepayment of Facility AW in connection with any Repricing Transaction (as defined below) other than where such prepayment is funded by the issuance of notes by any member of the Borrower Group or a special purpose vehicle which on-lends the proceeds of such notes to a member of the Borrower Group; or

(b)
effects any amendment of this Additional Facility AW Accession Agreement or the Credit Agreement resulting in a Repricing Transaction, other than, for the avoidance of doubt, any amendments contemplated by Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications), Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications), Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications), Schedule 10 (Seventh Amendments, Waivers, Consents and Other Modifications) and Schedule 11 (Eighth Amendments, Waivers, Consents and Other Modifications) of this Additional Facility AW Accession Agreement (the “Approved Amendments”) resulting in a Repricing Transaction,

UPC Broadband shall, in each case, pay to the Facility Agent, for the account of each applicable Additional Facility AW Lender:

(i)
in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Additional Facility AW Lender’s Facility AW Advances which are prepaid and such prepayment fee shall be due and payable on the date of such prepayment; and

(ii)
in the case of paragraph (b) above, a prepayment fee equal to 1.00 per cent. flat on the aggregate amount of the Facility AW Advances of each Additional Facility AW Lender that shall have been the subject of a mandatory assignment under the Credit Agreement following the failure of such Additional Facility AW Lender to consent to such amendment on or prior to the date falling 6 months after the first Utilisation Date of Facility AW and such prepayment fee shall be due and payable on the effective date of such assignment.

In this paragraph:
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Facility AW Advances with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Facility AW Advances which have (or any amendment to this Additional Facility AW Accession Agreement or the Credit Agreement which results in) an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the Facility AW Advances (other than in connection with a Change of Control, an initial public offering or a Transformative Acquisition).
23.

(a)
Provided that any upsizing of Facility AW permitted under this paragraph will not breach any term of the Credit Agreement, Facility AW may be upsized by any amount, by the signing of one or more further Additional Facility AW Accession Agreements, that specify (along with the other terms specified therein) UPC Broadband as the sole Borrower and which specify Facility AW Commitments denominated in Euros, to be drawn in Euros, with the same Final Maturity Date and Margin as specified in this Additional Facility AW Accession Agreement.

(b)
For the purposes of this paragraph 23 (unless otherwise specified), references to Facility AW Advances shall include Advances made under any such further and previous Additional Facility AW Accession Agreement.

(c)
Where any Facility AW Advance has not already been consolidated with any other Facility AW Advance, on the last day of any Interest Period for that unconsolidated Facility AW Advance, that unconsolidated Facility AW Advance will be consolidated with any other unconsolidated Facility AW Advance which has an Interest Period ending on the same day as that unconsolidated Facility AW Advance, and all such Facility AW Advances will then be treated as one Facility AW Advance.

24.
For the purposes of any amendment or waiver, consent or other modification (including, with respect to any existing Default or Event of Default) that may be sought by UPC Broadband and UPC Financing under the Credit Agreement or any other Finance Document on or after the date of this Additional Facility AW Accession Agreement, each Additional Facility AW Lender hereby consents (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or Related Funds that are Hedge Counterparties or a Lender under a Revolving Facility consent (in their capacity as Hedge Counterparties or Lenders under a Revolving Facility, as applicable) to any and all of the following:

(a)	any and all amendments contemplated by the Approved Amendments;

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made either to implement the Approved Amendments or to conform any Finance Document to the Approved Amendments; and/or

(c)	any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made to conform any Finance Document to any Liberty Global Reference Agreement provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to any Liberty Global Reference Agreement referred to at paragraphs (v) to (xii) (inclusive) of that definition shall be limited to those that are mechanical in nature unless specifically referenced in the Approved Amendments, and, in each case, any consequential amendments, waivers, consents or modifications, and this Additional Facility AW Accession Agreement shall constitute each Additional Facility AW Lenders' irrevocable and unconditional written consent (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty) and the agreement of each Additional Facility AW Lender to procure, unless it is prohibited from doing so, that each of its Affiliates and Related Funds that is a Lender under a Revolving Facility or a Hedge Counterparty provides irrevocable and unconditional written consent in that capacity in respect of such amendments, waivers, consents or other modifications to the Finance Documents for the purposes of Clause 27 (Amendments and Waivers) of the Credit Agreement, Clause 28 (Consents, Amendments and Override) of the Intercreditor Agreement, and any clause in any other Finance Document relating to amendments of that Finance Document without any further action required on the part of any party thereto.

25.
Each Additional Facility AW Lender hereby acknowledges and agrees (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or Related Funds that are Hedge Counterparties or a Lender under a Revolving Facility acknowledge and agree (in their capacity as Hedge Counterparties or Lenders under a Revolving Facility, as applicable) that the Facility Agent and/or the Security Agent may, but shall not be required to, send to the Additional Facility AW Lenders any further formal amendment request in connection with all, or any of the proposed amendments set out under paragraph 24 above and the Facility Agent and/or the Security Agent shall be authorised to consent on behalf of each Additional Facility AW Lender, as a Lender under one or more Additional Facilities and as a Hedge Counterparty under the Intercreditor Agreement, to any such proposed amendments set out under paragraph 24 above (and the Facility Agent and/or the Security Agent shall be authorised to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, or the Hedge Counterparties have consented to the relevant amendments and/or waivers or other modifications to the Finance Documents in accordance with Clause 27 (Amendments and Waivers) of the Credit Agreement, Clause 28 (Consents, Amendments and Override) of the Intercreditor Agreement, and any clause relating to amendments in any other Finance Document.

26.
Each Additional Facility AW Lender hereby waives (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or Related Funds that are Hedge Counterparties or a Lender under a Revolving Facility waive (in their capacity as Hedge Counterparties or Lenders under a Revolving Facility, as applicable) receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Agreement or Hedge Counterparties under the Intercreditor Agreement may be paid a fee in consideration of such Lenders' or Hedge Counterparties’ consent to any or all of the foregoing amendments, waivers, consents or other modifications.

27.
UPC Broadband, the Additional Facility AW Lenders and the Facility Agent (for itself and on behalf of the other Finance Parties) hereby agree and acknowledge that Facility AW is made available in connection with a “Limited Condition Transaction” for the purposes of the Credit Agreement and that, as such, the conditions under paragraphs (i) and (ii) of Clause 4.2(b) (Further conditions precedent) of the Credit Agreement are hereby waived in their entirety by the Additional Facility AW Lenders.

28.	Each Additional Facility AW Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in Facility AW being made available pursuant to this Additional Facility AW Accession Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

29.

(a)
Each of the Additional Facility AW Lenders agrees that it will not, without the prior written consent of UPC Broadband (acting in its sole discretion), effect any transfer, novation, assignment or Sub-participation of any of its rights, benefits or obligations in respect of any Facility AW Commitment under this Additional Facility AW Accession Agreement prior to the date that such Facility AW Commitment has been utilised unless such transfer, novation, assignment or Sub-participation is to an Affiliate of that Additional Facility AW Lender provided that in each case:

(i)	(save for in respect of Sub-participations) such Affiliate has at least equivalent creditworthiness as the transferring Additional Facility AW Lender;

(ii)
no such transfer, novation, assignment or Sub-participation shall reallocate, reduce or release any Additional Facility AW Lender’s obligation to fund its entire Facility AW Commitment as at the date of this Additional Facility AW Accession Agreement by the required time on each Utilisation Date in the event that any transferee or assignee (or any subsequent transferee or assignee) fails to do so; and

(iii)
each Additional Facility AW Lender shall retain exclusive control over all rights and obligations with respect to its Facility AW Commitments as at the date of this Additional Facility AW Accession Agreement (including, without limitation, all rights with respect to waivers, consents, modifications, amendments and confirmations in relation to the Finance Documents) until after the date that they are utilised, notwithstanding any such transfer, novation, assignment or Sub-participation.

(b)
Each of the Additional Facility AW Lenders agrees that without prejudice to Clause 28.4 (Procedure for novations) of the Credit Agreement, each New Lender (as defined in the relevant Novation Certificate referred to below) shall become, by the execution by the Facility Agent of a Novation Certificate substantially in the form of Schedule 3 (Novation Certificate) to this Additional Facility AW Accession Agreement, bound by the terms of this Additional Facility AW Accession Agreement as if it were an original party hereto as an Additional Facility AW Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional Facility AW Accession Agreement as would have been acquired, granted and assumed had the New Lender been an original party to this Additional Facility AW Accession Agreement as an Additional Facility AW Lender.

(c)
No Additional Facility AW Lender may, in respect of its Facility AW Commitment, assign all or any of its rights and benefits or transfer all or any of its rights, benefits and obligations, in each case, under the Finance Documents in relation to Facility AW to any person in accordance with the Credit Agreement unless at the same time (i) it assigns a pro rata share of its rights and benefits or transfers a pro rata share of its rights, benefits and obligations to that person, in each case, under the Refinancing Facilities Agreement in relation to Facility B-1 (EUR) and (ii) (if applicable) a pro rata share of its rights, benefits and obligations in respect of any unfunded allocation of Facility AW Commitments and the Refinancing Facilities Agreement in relation to Facility B-1 (EUR) is also notionally transferred to such person. Notwithstanding Clause 28.3(a) (Transfers by Lenders) of the Credit Agreement, the minimum partial assignment and transfer amount requirement detailed therein shall (in respect of a partial assignment or transfer by an Additional Facility AW Lender in respect of its Facility AW Commitment) be satisfied if the aggregate amount of (i) such Facility AW Commitment assigned or transferred by such Additional Facility AW Lender and (ii) the pro rata share of such Additional Facility AW Lender’s rights, benefits and (in the case of a transfer) obligations under the Refinancing Facilities Agreement in relation to Facility B-1 (EUR), assigned or transferred pursuant to this paragraph, is equal to or in excess of the minimum partial assignment and transfer amount requirement detailed in Clause 28.3(a) (Transfers by Lenders) of the Credit Agreement.

30.
We, the Additional Facility AW Lenders, acknowledge and agree that the Lender Asset Security Release Confirmation has been delivered by the Facility Agent to the Lenders and that the Security Agent is therefore irrevocably authorised in accordance with Clause 19.28(a) (Asset Security Release) of the Credit Agreement to execute such documents as may be required to ensure that the Security (other than (i) any Security required to be granted under paragraph (b)(ii) of the definition of “80% Security Test” and (ii) any Security provided over any account in connection with a Borrower providing cash cover for a Documentary Credit or an Ancillary Facility pursuant to Clause 6.9(a) (Cash Cover by Borrower) and Clause 1.2(a)(iv) (Construction) of the Credit Agreement) is released.

31.	Within 60 days of the first Utilisation Date of Facility AW, UPC Poland Holding B.V., shall:

(a)	enter into an amendment agreement in relation to each of the following:

(i)
the agreement for registered pledge and financial pledge dated 21 October 2019 made between (amongst others) UPC Poland Holding B.V. as pledgor and the Security Agent as pledgee pursuant to which UPC Poland Holding B.V. granted security in respect of the shares in UPC Poland Property Sp. z o.o.; and

(ii)
the agreement for registered pledge and financial pledge dated 21 October 2019 made between (amongst others) UPC Poland Holding B.V. as pledgor and the Security Agent as pledgee pursuant to which UPC Poland Holding B.V. granted security in respect of the shares in UPC Polska Sp. z o.o.,

(paragraph 31(a)(i) and (ii) together, the “Polish Security Documents”); and

(b)	submit to enforcement pursuant to article 777 of the Polish code of civil procedure in favour of the Security Agent, for the purpose of increasing the amount referred to in Clause 3.1(a) of the Polish Security Documents to €9,000,000,000 (the “Secured Amount Upsize Amendment”) and the Security Agent hereby unconditionally and irrevocably agrees to enter into such documents and do all things as are necessary to effect the Secured Amount Upsize Amendment.

32.
The Facility Office and address for notices of each Additional Facility AW Lender for the purposes of Clause 35.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility AW Lender to the Facility Agent.

33.	This Additional Facility AW Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

34.
Clause 37 (Jurisdiction) of the Credit Agreement is incorporated into this Additional Facility AW Accession Agreement as if set out in full and as if references in that clause to a “Finance Document” are references to this Additional Facility AW Accession Agreement.

35.
This Additional Facility AW Accession Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional Facility AW Accession Agreement by email (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional Facility AW Accession Agreement.

36.	This Additional Facility AW Accession Agreement is a Creditor Accession Undertaking as defined in the Intercreditor Agreement.
37.

(a)
If Facility AW is not funded in full on the first Utilisation Date for Facility AW, each party to this Additional Facility AW Accession Agreement shall take all steps reasonably required to promptly amend and restate this Additional Facility AW Accession Agreement such that it is bifurcated into a separate Additional Facility Accession Agreement (and separate Additional Facility AW tranche thereunder) for (i) the funded portion of the Facility AW Commitment (the “Funded Accession Agreement”) and (ii) the unfunded portion of Facility AW Commitment (the “Unfunded Accession Agreement”), in each case, on substantially equivalent terms provided that mechanics shall be included such that on each subsequent Utilisation Date for Facility AW, the portion of the Facility AW Commitment that is funded under the Unfunded Accession Agreement shall be deemed to be cancelled and immediately reinstated as (or otherwise converted into) a funded Facility AW Commitment under the Funded Accession Agreement.

(b)
Where any Facility AW Advance under the Funded Accession Agreement has not already been consolidated with any other Facility AW Advance, on the last day of any Interest Period for that unconsolidated Facility AW Advance, that unconsolidated Facility AW Advance will be consolidated with any other unconsolidated Facility AW Advance which has an Interest Period ending on the same day as that unconsolidated Facility AW Advance, and all such Facility AW Advances will then be treated as one Facility AW Advance.

THIS ADDITIONAL FACILITY AW ACCESSION AGREEMENT is executed and delivered as a Deed on the date stated at the beginning of this Additional Facility AW Accession Agreement.

SCHEDULE 1
ADDITIONAL FACILITY AW LENDERS AND COMMITMENTS

Additional Facility AW Lender	Facility AW Commitment (€)
The Bank of Nova Scotia	400,000,000
Total	400,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Constitutional Documents

(a)
A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AW Accession Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations

(a)
A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders' resolution is required, a copy of the shareholders' resolution of each Obligor:

(i)
approving the terms of and the transactions contemplated by this Additional Facility AW Accession Agreement and (in the case of UPC Broadband) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement)) resolving that it execute the confirmation described at paragraph 4 below; and

(ii)
(in the case of UPC Broadband) authorising the issuance of a power of attorney to a specified person or persons to execute this Additional Facility AW Accession Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4 below.

(b)
A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Additional Facility AW Accession Agreement or the confirmation described in paragraph 4 below (as appropriate).

(c)
A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AW Accession Agreement.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents

(a)
Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 17 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Intercreditor Agreement) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility AW and that such obligations shall be owed to each Finance Party including the Additional Facility AW Lenders.

(b)	A duly executed copy of the Fee Letter.

SCHEDULE 3
NOVATION CERTIFICATE

To:	The Bank of Nova Scotia as Facility Agent and UPC Broadband Holding B.V. as Borrower
From:    [THE EXISTING LENDER] and [THE NEW LENDER]
Date:    [●]
UPC Broadband Holding B.V. – Credit Agreement dated 16 January 2004 (as amended, the Credit Agreement)
We refer to clause 29.4 (Procedure for novations) of the Credit Agreement. Terms defined in the Credit Agreement have the same meaning in this Novation Certificate.

1.
We [●] (the Existing Lender) and [●] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender’s rights and obligations referred to in the Schedule in accordance with clause 29.4 (Procedure for novations) of the Credit Agreement.

2.
We further refer to clause 22.3 (Change of Senior Lender, Pari Passu Creditors, Second Lien Lender and Noteholders) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the [●], it will be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

3.	The Facility Office and address for notices of the New Lender for the purposes of clause 36.2 (Addresses for notices) of the Credit Agreement are set out in the Schedule.

4.	This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.

5.	This Novation Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE
Rights and obligations to be novated
EXISTING LENDER
Existing Lender’s Commitment under Additional Facility AW: [€[•]]
Assignee: New Lender
[New Lender]
[Facility Office     Address for notices for administrative purposes
Address for notices for credit purposes]

[The Existing Lender], as the Existing Lender
By:

Name:

Title:

[The New Lender], as the New Lender
By:

Name:

Title:

SCHEDULE 4
[INTENTIONALLY LEFT BLANK]

SCHEDULE 5
[INTENTIONALLY LEFT BLANK]

SCHEDULE 6
ADDITIONAL AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 6 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.
Transfers: amend Clause 28.3 (Transfers by Lenders) of the Credit Agreement to provide that the consent of UPC Broadband or a Borrower is not required for any assignment, transfer or novation by a Lender if an Event of Default is outstanding pursuant to any of Clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency Proceedings), 21.9 (Creditors’ Process) or 21.10 (Similar Proceedings) only (rather than if any Event of Default is outstanding).

2.
New RCF Maintenance Covenant: amend the Credit Agreement to provide that: amendments and waivers of Clauses 20.2 (Financial Ratio) to 20.4 (Cure provisions) and Clause 21.17 (Acceleration Following Financial Ratio Breach) shall only be made with the consent of UPC Broadband and the Composite Revolving Facility Instructing Group and shall not require the consent of any other Finance Party.

SCHEDULE 7
FOURTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
[INTENTIONALLY LEFT BLANK]

SCHEDULE 8
FIFTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 8 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Negative Pledge:

(a)	delete clause 19.8(a) in its entirety and replace it as follows:
“(a)    Each Obligor (other than UPC Broadband Holdco, any Permitted Affiliate Holdco and any Subsidiary of UPC Broadband Holdco or any Permitted Affiliate Holdco which is permitted to issue, and has issued, Holdco Debt) will not permit any Security Interest by any member of the Borrower Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness of any member of the Borrower Group or any other person, other than:

(i)	Permitted Security Interests; or

(ii)
any Security Interest over any present or future undertakings, assets, rights or revenues that is not subject to Security (such Security Interest, the “Initial Security Interest”) if, contemporaneously with the incurrence of such Initial Security Interest, effective provision is made to secure the Financial Indebtedness due under this Agreement equally and ratably with (or prior to, in the case of any Security Interest with respect to Financial Indebtedness that ranks junior to the Facilities) the Financial Indebtedness secured by such Initial Security Interest so long as such Financial Indebtedness is so secured.”

(b)	include a new clause 19.8(d) as follows:

“(d)
Any Security Interest created pursuant to the proviso described in Clause 19.8(a)(ii) securing of the Financial Indebtedness due under this Agreement will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Security Interest to which it relates (and, to the extent required, the Facility Agent and the Security Agent are hereby irrevocably authorised and instructed by the Lenders to enter into such documentation as is reasonably required to effect such release).

2.
Solvent Liquidation: Amend Clause 27.4 (Release of Guarantees and Security) of the Credit Agreement to provide for equivalent releases as a result of, and in connection with, any solvent liquidation or dissolution that complies with Clause 19.29 (Internal Reorganisations).

3.
Non-Consenting Lenders: Remove the timing window of 90 days during which UPC Broadband may exercise its rights as set out in Clause 27.9(b) (Replacement of Lenders) such that UPC Broadband may exercise such rights at any time.

SCHEDULE 9
SIXTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 9 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Amendments and waivers: amend Clause 27.2 (Exceptions) to include the following as a new Clause:
“Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the UPC Broadband.”

2.	Transfers by Obligors: include the following as a new carve out to Clause 28.2(a) (Transfers by Obligors):
“provided that a Borrower (a “Novating Borrower”) may assign or transfer any of its rights, benefits and obligations under this Agreement to another Borrower incorporated in the same jurisdiction as that Novating Borrower and which is a directly or indirectly wholly owned Subsidiary of (i) UPC Broadband or (ii) a Permitted Affiliate Parent (as applicable) if UPC Broadband delivers to the Facility Agent:

(a)
a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an independent financial advisor confirming the solvency of the Borrower Group, taken as a whole, after giving effect to any transactions related to such assignment or transfer; and

(b)
legal opinions, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such assignment or transfer, the Security created by the Security Documents as amended, extended, renewed, restated, supplemented, modified or replaced represents valid and perfected Security not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Security were not otherwise subject to immediately prior to such assignment or transfer.”

3.	Sub-participations:

(a)	Include a new definition of Sub-participation as follows:
“Sub-participation” means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty and “sub-participate” shall be construed accordingly.

(b)
Amend Clause 28.3 (Transfers by Lenders) in order that this clause includes a restriction on sub-participations of rights and obligations and is subject to the same consent regime as for assignments and transfers in accordance with recent Liberty precedent.

(c)	Add a new clause as follows:
“[28.12]     Sub-participation
Notwithstanding anything to the contrary in Clause 28.3 (Transfers by Lenders) there shall be no restrictions on sub-participations provided that:

(a)	such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under the Finance Documents for any such obligation;

(b)
such Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), unless:

(i)	the proposed sub-participant is a person to whom the relevant rights and obligations could have been assigned or transferred in accordance with the terms of this Clause 29 and,

(ii)
prior to entering into the relevant agreement or arrangement, the relevant Lender provides UPC Broadband with full details of that proposed sub-participant and any voting, consultation or other rights to be granted to the sub-participant;

(c)	the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);

(d)	the proposed sub-participant will have no proprietary interest in the benefit of this Agreement or any of the Finance Documents or in any monies received by the relevant Lender under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement); and

(e)
the proposed sub-participant will under no circumstances: (i) be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement or any of the Finance Documents; or (ii) otherwise have any contractual relationship with, or rights against, the Obligors under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement).”

(d)	Include the additional provision as follows:
“Clause [28.13] Sub-participant Register

“(a)	In the case of a sub-participation (or any other agreement or arrangement having an economic effect substantially similar to a sub-participation) (in each case, other than any non-voting derivatives (which are not participations) which would otherwise be caught by the definition of “sub-participation”), the person granting the sub-participation (or similar right) shall, acting solely for these purposes as non-fiduciary agent for the Borrower, maintain a register (a “Sub-Participant Register”) on which it enters the name and address of each sub-participant (or person holding the similar right) and the Commitment and obligations (including principal and stated interest) in which each sub-participant (or other person) has an interest or obligation.

(b)
Notwithstanding anything to the contrary hereunder, including without limitation Clause 26 (Evidence and Calculations), the entries in the Sub- Participant Register shall be conclusive absent manifest error, and such person maintaining the Sub-Participant Register shall treat each person whose name is recorded in the Sub-Participant Register as the owner of such sub-participation (or similar right) for all purposes of a Finance Document notwithstanding any notice to the contrary.

(c)
Without prejudice to the other provisions of this Clause 28, no Lender shall have any obligation to disclose all or any portion of the Sub-Participant Register to any person (including the identity of any sub-participant or any information relating to a sub-participant’s interest in any Loans, Commitments or other obligations under any Finance Documents) except to the extent that such disclosure to a tax authority is necessary to establish that such Loan, Commitment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required thereunder.”

(e)	Delete Clause 28.3(b)(iii) (Transfers by Lenders).

(f)	Amend Clause 28.10 (Register) to add the following to such Clause:
“Without limitation of any other provision of this Clause 28, no transfer of an interest in a Loan or Commitment hereunder shall be effective unless and until recorded in the Register.”

SCHEDULE 10
SEVENTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 10 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Related Fund: amend clause 1.1 (Definitions) to delete the definition of “Related Fund” and replace it with the following:
“Related Fund” in relation to a fund or account that, in each case, invests in commercial loans (the “first fund”), means any other fund or account that, in each case, invests in commercial loans which is managed or administered directly or indirectly by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund or account that, in each case, invests in commercial loans whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.”

SCHEDULE 11
EIGHTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 11 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Resignation of Obligors
Add a new “Clause [X] (Resignation of an Obligor (other than UPC Broadband))” to the Credit Agreement on terms consistent with those in Clause 29.11 (Resignation of an Obligor (other than the Company)) of the credit agreement originally dated 1 August 2007 between among others Telenet BVBA as the Company and The Bank of Nova Scotia as the Facility Agent as last amended and restated on 16 November 2018, mutatis mutandis, and make all conforming changes required to incorporate such clause.

2.	Defaulting Lenders: amend paragraph (a) of Clause 27.8 (Disenfranchisement of Defaulting Lenders) such that it reads as follows:
“In ascertaining the Majority Lenders, affected Lenders, all Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of any of the Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, a Defaulting Lender’s Available Commitments and participations will be deemed to be zero.”

3.	Cross Default EOD: amend Clause 21.5 (Cross-default) by deleting the words “or is placed on demand, in each case;” at paragraph (b).

4.	Changes to the Parties:

(a)	Amend the new language to be included pursuant to paragraph 3 of Schedule 9 of this Agreement to add the words “except to the extent permitted by this Agreement and” at the start of the paragraph.

(b)	Amend paragraph (c)(i) of Clause 28.8 (Additional Obligors) to add the words “under the relevant Facility” after the words “Majority Lenders”.

5.	Transfers:

(a)
Delete paragraph (a), (b) and (c) of Clause 28.3 (Transfers by Lenders) and replace it with the following new paragraphs (a) and (b) and make consequential changes to the numbering of the subsequent clauses:

“(a)
Subject to the other provisions of this Clause 28, any Lender (an “Existing Lender”) may, at any time, (i) assign all or any of its rights and benefits, (ii) transfer (by way of novation) all or any of its rights, benefits and obligations or (iii) enter into a Sub-participation in respect of any of its rights, benefits and obligations, in each case under any Finance Documents to another person (the “New Lender”) provided that:

(i)	the prior written consent of UPC Broadband is received in respect of any assignment, transfer or Sub-participation, such consent not to be unreasonably withheld, and provided further that:

(A)	such consent shall be deemed to have been given if not declined in writing within ten Business Days of a written request by any Lender to UPC Broadband;

(B)	no consent shall be required in the case of any assignment, transfer or Sub-participation by a Lender to another Lender and/or to its Affiliate (or, if applicable, to any Related Fund); and

(C)
no consent shall be required in the case of any assignment, transfer or Sub-participation to any New Lender at any time after the occurrence of an Event of Default which is continuing pursuant to any of Clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency Proceedings), 21.9 (Creditors’ Process) or 21.10 (Similar Proceedings);

(ii)	the New Lender makes the representation set out in paragraph [X][1] of the Transfer Agreement; and

(iii)
in the case of a partial assignment, transfer or novation of rights and/or obligations, such assignment, transfer or novation shall be in a minimum amount (in relation to an Additional Facility Commitment denominated in Euros) of €1,000,000 or (in relation to an Additional Facility Commitment denominated in US Dollars) of US$1,000,000 or, in each case, such lower amount as the Existing Lender may agree with UPC Broadband (save that in the case of a partial assignment, transfer or novation by a Lender of its rights and/or obligations under an Additional Facility to an Affiliate or Related Fund of that Lender, such assignment, transfer or novation shall be in a minimum amount (in relation to an Additional Facility Commitment denominated in Euros) of €500,000 or (in relation to an Additional Facility Commitment denominated in US Dollars) of US$500,000 or, in each case, such lower amount as that Lender may agree with UPC Broadband).

(b)
Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign, transfer or sub-participate any of its rights, benefits or obligations under the Finance Documents in relation to a Revolving Facility without the prior written consent of UPC Broadband, provided that no such consent shall be required in the case of any assignment, transfer or Sub-participation:

(i)
by a Lender to another Lender under the Revolving Facility and/or to its Affiliate (or, if applicable, to any Related Fund), in each case, which is a deposit taking financial institution authorised by a financial services regulator or similar regulatory body which has a long term credit rating equal to or better than BBB or Baa2 (as applicable) according to at least two of Moody’s, Standard & Poor’s or Fitch; and

_______________________

1 Relating to qualifying lender representation in line with Liberty precedent.

(ii)
to any New Lender at any time after the occurrence of an Event of Default which is continuing pursuant to any of Clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency Proceedings), 21.9 (Creditors’ Process) or 21.10 (Similar Proceedings).”

(b)	Amend Clause 28.3 (Transfers by Lenders) to include the following new paragraphs:

(i)
“Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign, transfer or sub-participate any of its rights, benefits or obligations under the Finance Documents to a New Lender that is a Defaulting Lender or a Sanctioned Lender, in each case without the prior written consent of UPC Broadband (acting in its sole discretion).

(ii)
Notwithstanding any other provision of this Clause 28.3 (Transfers by Lenders), no assignment or transfer shall be permitted to settle or otherwise become effective within the period of five Business Days prior to the last day of the Interest Period for the relevant Advance.

(iii)
Each New Lender, by executing the relevant Transfer Agreement or Novation Certificate, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the transferring Lender would have been had it remained a Lender.”

6.	Releases

(a)	Amend Clause 27.4 (Release of Guarantees and Security) as follows:

(i)	delete sub-paragraph (b)(i) and replace it as follows:

“(i)
the disposal (A) is permitted under Clause 19.11 (Disposals), (B) is in accordance with the release of any Obligor in accordance with this Agreement, (C) is as a result of, or in connection with, any solvent liquidation or dissolution that complies with Clause 19.29 (Internal Reorganisation) or (D) the consent of the Majority Lenders has been obtained; and”

(iv)     delete sub-paragraph (d) and replace it as follows:

“(d)
The Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect any release (i) permitted under this Clause 27.4 (Release of Guarantees and Security), (ii) required to permit the granting of any Security Interest permitted under Clause 19.8 (Negative pledge), (iii) expressly permitted under the Finance Documents (excluding, for the avoidance of doubt, pursuant to any consent obtained from the Majority Lenders), (iv) permitted under the Intercreditor Agreement, (v) to which a prior written consent of the relevant Lenders has been granted in accordance with paragraph (f) of Clause 27.2 (Exceptions), (vi) in connection with any Permitted Transaction (other than a Permitted Transaction pursuant to paragraph (a) or

(g) of that definition) or (vii) if it is necessary or desirable in connection with Clause 19.29 (Internal Reorganisation).”
(v)     Add new sub-paragraphs (f) and (g) as follows:

“(f)
Notwithstanding any other provision of this Agreement, UPC Broadband may require the Security Agent to, and the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect the release of the Security granted over any asset of an Obligor pursuant to the Security Documents to which it is a party to enable the relevant Obligor to grant in connection with that asset any encumbrance permitted under Clause 19.8 (Negative pledge). If, immediately prior to such release the relevant Obligor was treated as an Obligor for the purpose of the 80% Security Test, the relevant Obligor shall continue to be treated as an Obligor for those purposes notwithstanding any such release.

(g)
UPC Broadband may designate that any Affiliate Subsidiary is no longer an Affiliate Subsidiary and require the Security Agent to, and the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of UPC Broadband, execute such documents as may be required or desirable to effect the release of the guarantees provided and Security granted in connection with the accession of such Affiliate Subsidiary as a Guarantor (“Affiliate Subsidiary Release”); provided that immediately after giving effect to such Affiliate Subsidiary Release, either (i) the Guarantors at the relevant time represent a percentage which is greater than that required to satisfy the 80% Security Test and UPC Broadband provides a certificate to the Facility Agent certifying that upon the Affiliate Subsidiary Release the 80% Security Test would continue to be satisfied or (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) an Obligor could incur at least €1.00 of additional Financial Indebtedness pursuant to paragraph (xxii) of the definition of Permitted Financial Indebtedness or (2) the ratios of Senior Net Debt to Annualised EBITDA and of Total Net Debt to Annualised EBITDA would be no greater than they were immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such Affiliate Subsidiary Release.”

7.
Break Costs: amend sub-paragraph (a)(i) of the definition of “Break Costs” in Clause 1.1 (Definitions) to include the words “and the effect of any interest rate floor” after the words “excluding the Margin” in parentheses.

8.	Term Loan Interest Periods:
In paragraph (b) of Clause 11.2 (Selection of Interest Periods) delete the words “1, 2, 3 or 6 months, or, in each case, such other period of up to 12 months as the Lenders whose Commitments under the relevant Term Facility that aggregate more than 50% of the aggregate Commitments under that Term Facility may agree with the Borrower” and replace them with the following words:
“(i) 1, 2, 3 or 6 months; (ii) any shorter period agreed by the relevant Borrower and the Facility Agent; (iii) any longer period of up to 12 months agreed by the relevant Borrower and the Facility Agent (acting on the instruction of the Majority Lenders in relation to the relevant Facility); and (iv) in connection with the first Term Facility Advance under any Term Facility, any other period of six months or less as agreed to by the relevant Borrower and the Facility Agent”.

9.
Hedge Counterparties: in the definitions of “Acceptable Hedge Counterparty” and “Hedge Counterparty” in Clause 1.1 (Definitions) of the Intercreditor Agreement, after the words “credit institution” add the words “or financial institution”.

10.	Permitted Financing Action:

(a)	Amend Clause 12.1 (Place of Payment) to add the following words to the end of that Clause:
“, in each case, other than any payment to be made on a cashless basis as part of a Permitted Financing Action.”.

(b)	Amend Clauses 12.2 (Funds) and 12.3(a) (Distribution) to add the following words to the end of that Clause:
“, in each case, other than any payment to be made on a cashless basis as part of a Permitted Financing Action.

11.	Amendments and waivers:

(a)	Add a new paragraph to Clause 27 (Amendments and Waivers) to include the following as a new paragraph:
“Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of UPC Broadband.”

(b)	Delete paragraph (f) of Clause 27.2 (Exceptions) and replace it with the following:
“A waiver of issuance or the release of any Guarantor from any of its obligations under Clause 17 (Guarantee) or a release of any Security under the Security Documents, in each case, other than in accordance with the terms of any Finance Document shall require the prior written consent of affected Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the aggregate Available Commitments plus Outstandings of those affected Lenders. This Clause may not be amended without the consent of Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the aggregate Available Commitments plus Outstandings.”

(c)	Add a new paragraph (h) to Clause 27.2 (Exceptions) as follows:
“No amendment or waiver of a term of any Ancillary Facility Document shall require the consent of any Finance Party other than the relevant Ancillary Facility Lender.”

(d)	Amend sub-paragraph (a)(vii) of Clause 27.2 (Exceptions) by adding the following proviso at the end:
“(provided that paragraph (f) below may be amended with the consent of Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the aggregate Available Facilities plus Outstandings); or”

12.	Prepayments: amend Clause 10.9 (Miscellaneous Provisions) to delete paragraph (f) and replace it with the following:

“Other than in relation to any prepayment under Clause 10.7 (Right of prepayment and Cancellation in relation to a Single Lender) or Clause 16.1 (Illegality), any prepayment in part of any Advance shall be applied against the participations of the Lenders in that Advance pro rata (except to the extent any part of an Advance is to be repaid on a cashless basis as part of a Permitted Financing Action).”

13.
Majority Lenders: Add the words “in relation to the Facility in respect of that Utilisation” after the words “Majority Lenders” in paragraph (a)(i) of the definition of “Non-Funding Lender” in Clause 1.1 (Definitions).

14.	Release Condition:

(a)	Amend Clause 19 (Undertakings) to add the following words as a new Clause 19.33:
“19.33    Ratings Trigger

(1)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document, during the period (if any) that a Release Condition (as defined in paragraph (d) below) is satisfied:

(i)	the following obligations and restrictions shall be suspended and shall not apply:

(A)	the requirement to make mandatory prepayments under Clause 10.5 (Mandatory prepayment from disposal proceeds);

(B)	the restrictions under Clause 19.11 (Disposals);

(C)	the provisions of Clause 19.12 (Acquisitions and mergers);

(D)	the provisions of Clause 19.13 (Restrictions on Financial Indebtedness);

(E)	the provisions of Clause 19.14 (Restricted Payments);

(F)	the provisions of Clause 19.15 (Loans and guarantees);

(G)	the provisions of Clause 19.16 (Environmental matters);

(H)	the restrictions under Clause 19.17 (Insurance);

(I)	the restrictions under Clause 19.18 (Intellectual Property Rights);

(J)	the restrictions under Clause 19.19 (Share capital);

(K)	the restrictions under Clause 19.20 (Priority);

(L)	the restrictions under Clause 19.21 (Share security);

(M)	the restrictions under Clause 19.22 (Shareholder Loans);

(N)	the restrictions under Clause 19.23 (Further security over receivables);

(O)	the restrictions under Clause 19.25 (ERISA); and

(P)	the provisions of paragraph (b) of Clause 28.8 (Additional Obligors);

(ii)
the leverage financial covenant in Clause 20.2 (Financial Ratio) shall only be tested semi annually (for the Ratio Period ending on the second and fourth Quarter Dates in each financial year) if the Financial Ratio Test Condition is met on such second and fourth Quarter Dates in each financial year and the Financial Ratio Test Condition will only apply to such second and fourth Quarter Dates;

(iii)
the relevant Margin payable on any utilisation or Unpaid Sum (as applicable) under any Additional Facility (to the extent specified in the relevant Additional Facility Accession Agreement for that Additional Facility) will be reduced by 0.50 per cent. per annum; and

(iv)
the amount of each basket set by reference to a monetary amount for which a specific amount is set out in this Agreement and any definitions used therein (including all “annual”, “life of Facilities” and “at any time” and “aggregate” baskets) shall be increased by 50 per cent.

(b)
If at any time after a Release Condition has been satisfied and a Release Condition subsequently ceases to be satisfied, any breach of this Agreement or any other Finance Document that arises as a result of any of the obligations, restrictions or other terms referred to in paragraph (a) above ceasing to be suspended or amended shall not (provided that it did not constitute an Event of Default at the time the relevant event or occurrence took place) constitute (or result in) a breach of any term of this Agreement or any other Finance Documents, a Default or an Event of Default.

(c)
In respect of any amount which has not been applied in mandatory prepayment of the Facilities in accordance with Clause 10.5 (Mandatory prepayment from disposal proceeds) as a result of the Release Condition being satisfied (the “Released Amounts”), if the Release Condition subsequently ceases to be satisfied after the date the prepayment would have been required had the Release Condition not been satisfied, the failure to apply the Released Amounts in prepayment shall not result in a breach of any term of this Agreement or any other Finance Document.

(d)	For the purposes of this Clause 19.33 the “Release Condition” means the Facilities or UPC Broadband receive any two of the following:

(i)	a rating of “Baa3” (or the equivalent) or higher from Moody’s or any of its successors or assigns;

(ii)	a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s or any of its successors or assigns; and/or

(iii)	a rating of “BBB-” (or the equivalent) or higher from Fitch or any of its successors or assigns, in each case, with a “stable outlook” from such rating agency.”

(1)	Amend the definition of “Margin” in Clause 1.1 (Definitions) to include the following wording at the end of that definition:
“, and if applicable, as reduced pursuant to Clause 19.33 (Ratings Trigger)”.

15.	Default Interest: amend “two” in Clause 11.8(a) (Default interest) to read “one”.

SIGNATORIES
Facility Agent and Security Agent
THE BANK OF NOVA SCOTIA as Facility Agent
By:     [AUTHORIZED SIGNATORY]
Title:     Director
By:     [AUTHORIZED SIGNATORY]
Title:     Director
THE BANK OF NOVA SCOTIA as Security Agent
By:     [AUTHORIZED SIGNATORY]
Title:     Director
By:     [AUTHORIZED SIGNATORY]
Title:     Director

(Signature page to Acquisition Facilities AW Accession Agreement)

Company
UPC BROADBAND HOLDING B.V.
By:     [AUTHORIZED SIGNATORY]
Title:     Managing Director of Liberty Global Europe Management B.V.

By:     [AUTHORIZED SIGNATORY]
Title:     Managing Director of Liberty Global Europe Management B.V.

(Signature page to Acquisition Facilities AW Accession Agreement)

Additional Facility AW Lender
THE BANK OF NOVA SCOTIA
By:     [AUTHORIZED SIGNATORY]
Title:     Director
By:     [AUTHORIZED SIGNATORY]
Title:     Director

(Signature page to Acquisition Facilities AW Accession Agreement)